Exhibit 99.1

January 24, 2007

Mr. Brian C. Cornell

5918 Stoneridge Mall Road

Pleasanton, CA 94588

Dear Brian:

When you joined Safeway in 2004, you entered into an employment agreement with the Company. The principal remaining feature of that agreement is a one-year severance benefit. You are currently the only Safeway executive officer with an employment agreement and a contractual severance benefit. So that you can be situated the same as the other executive officers, you have agreed to cancel your employment agreement.

This letter confirms our agreement to cancel your employment agreement, which was signed by you on April 10, 2004 and became effective on your first day of work, May 3, 2004.

Safeway values your work to date, and we look forward to your continuing contributions to the success of the Company in the future.

Sincerely,

/s/ Steven A. Burd
Steven A. Burd

AGREED:

/s/ Brian C. Cornell
Brian C. Cornell